MEMORANDUM

DATE: December 16, 1999
TO: File
FROM: Tracey Kelly
RE: Item 77(i): Form N-SAR for Advisor Series VIII Trust

Pursuant to a Board approved vote on May 20, 1999, Advisor Series VIII Trust commenced the following new classes (Advisor Emerging Asia Fund:
Class A, Class T, Class B, Class C, and Institutional Class) on June
16, 1999.